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EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in this registration statement on Form S-8 of our report dated February 7, 1997, which includes reference to information audited by other auditors for which the dates of their reports are July 14, 1995 and March 31, 1995, on our audits of the financial statements and financial statement schedule of Renal Treatment Centers, Inc. as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 and our report dated April 4, 1997 on our audit of the financial statements of Renal Treatment Centers, Inc. Savings Plan as of and for the nine months ended December 31, 1996.


/s/ Coopers & Lybrand L.L.P.

Coopers & Lybrand L.L.P.

Wayne, Pennsylvania
April 24, 1997